Exhibit 99.1

Aspect Medical Systems, Inc.

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT THE FINANCIAL RELATIONS BOARD:
J. Neal Armstrong	Diane Hettwer	Tim Grace
Vice President & CFO	Analyst Inquiries	Media Inquiries
(617) 559-7162	(312) 640-6760	(312) 640-6667

FOR IMMEDIATE RELEASE
Wednesday, October 20, 2004

ASPECT MEDICAL SYSTEMS, INC. REPORTS OPERATING RESULTS
FOR THIRD QUARTER ENDED OCTOBER 2, 2004
COMPANY ACHIEVES OPERATING PROFIT

Highlights of the Quarter Compared with Q3 2003

•	Worldwide revenue increased 22%

•	Worldwide sensor revenue increased 31%

•	Worldwide installed base of monitors and modules increased by 20% to approximately 22,400 units

•	Gross profit margin percentage increased to 76.2% from 75.3%

•	Net income was $520,000 compared with a net loss of $1.4 million and net income per diluted share was $0.02 compared with a net loss per share of $0.07

•	Net loss was $652,000 for the first nine months of 2004, representing an 89% improvement from a net loss of $5.7 million for the first nine months of 2003

Newton, Mass., October 20, 2004—Aspect Medical Systems, Inc. (NASDAQ: ASPM), reported today that revenue was $13.6 million for the third quarter of 2004, an increase of 22% over revenue of $11.2 million in the third quarter of 2003, and $39.8 million for the nine months ended October 2, 2004, an increase of 24% over revenue of $32.0 million for the nine months ended September 27, 2003.

Net income for the quarter was $520,000, or $0.02 per share on 22.4 million diluted shares outstanding, compared with a net loss of $1.4 million, or $0.07 per share on 19.4 million basic and diluted shares outstanding in the third quarter of 2003. Net loss for the nine months ended October 2, 2004 decreased to $652,000, or $0.03 per share on 20.0 million basic and diluted shares outstanding, compared with a net loss of $5.7 million, or $0.29 per share on 19.4 million basic and diluted shares outstanding for the nine months ended September 27, 2003.

“The highlight of this quarter was achieving profitability. Steady growth in our installed base, strong growth in our high margin sensor business and continued discipline in managing our operating expenses enabled us to achieve this important profitability milestone,” said Nassib Chamoun, president and chief executive officer.

Aspect Medical Systems, Inc.

“In addition, at the beginning of October, the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) issued a Sentinel Event Alert that describes the problem of awareness with recall after general anesthesia, and calls attention to the FDA’s determination that ‘Use of BIS monitoring to help guide anesthetic administration may be associated with the reduction of the incidence of awareness with recall in adults during general anesthesia and sedation.’ By highlighting an important patient safety issue, we believe that the Alert will help anesthesia providers to educate hospital administrators about the importance of investing in anesthesia monitoring equipment, and will help Aspect to sustain our momentum in the consciousness-monitoring market.”

Revenue Analysis – (see attached unaudited consolidated revenue data)

Domestic revenue was $10.5 million for the third quarter and $31.3 million for the nine months ended October 2, 2004, an increase of 14% and 21%, respectively, over comparable periods in the prior year. Domestic sensor revenue increased 24% from Q3 2003 to Q3 2004. The increase resulted from a 17% increase in sensor unit volume combined with a 6% increase in sensor average unit price.

International revenue was $3.1 million for the third quarter and $8.5 million for the nine months ended October 2, 2004, an increase of 60% and 38%, respectively, over comparable periods in the prior year. The growth in international revenue in Q3 2004 from Q3 2003 reflects a 93% increase in sensor revenue and a 40% increase in equipment revenue.

Liquidity and Capital Resources

At October 2, 2004, the Company had cash, cash equivalents and investments of $40.5 million, stockholders’ equity of $42.0 million and total debt of $629,000. At December 31, 2003, the Company had cash, cash equivalents and investments of $31.2 million, stockholders’ equity of $31.0 million and total debt of $1.2 million.

Outlook for the Fourth Quarter of 2004

For the fourth quarter, the Company believes that revenue will be within a range of $14.2 million to $14.7 million and the diluted net income per share will be within a range of $0.02 to $0.04.

Conference Call Set for 10AM ET Today

Aspect will hold a conference call to discuss third quarter results and management’s outlook for the fourth fiscal quarter of 2004 at 10:00 a.m. Eastern Time today, Wednesday, October 20, 2004. The call can be accessed live by dialing 1-888-896-0863 (domestic), 1-973-935-8507 (international), or access the webcast at http://www.aspectmedical.com on the Investor page or http://ccbn.com. It also will be available for replay from October 20, 2004, until October 28, 2004, by dialing 1-877-519-4471 (domestic), or 1-973-341-3080 (international), access code 5210078. The webcast replay will also be available on Aspect’s website at http://www.aspectmedical.com on the news releases page under investor information.

Aspect Medical Systems, Inc.

About the Company

Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the Company’s Bispectral Index (BIS) technology has been used to assess more than 9.7 million patients in the United States and has been the subject of more than 1,700 published articles and abstracts. BIS technology is installed in approximately 34 percent of all domestic operating rooms and is available in more than 160 countries. Aspect Medical Systems has OEM agreements with seven leading manufacturers of patient monitoring systems.

Safe Harbor Statement

Certain statements in this release are forward-looking and may involve risks and uncertainties, including statements with respect to the rate of adoption of the BIS technology, the Company’s expected results of operations for future periods, our ability to maintain profitability, the worldwide market acceptance of the Company’s products and our ability to maintain market momentum. There are a number of factors that could cause actual results to differ materially from those indicated by these forward-looking statements. For example, the Company may not be able to achieve widespread market acceptance of its BIS monitoring technology or to compete with new products or alternative techniques that may be developed by others, including third-party anesthesia monitoring products approved by the FDA, and also faces competitive and regulatory risks relating to its ability to successfully develop and introduce enhancements and new products, including regulatory approval of its XP technology in Japan. In addition, the Company has limited sales and marketing experience both in the U.S. and internationally, and if it is unable to develop and implement a successful sales and marketing strategy, including with respect to its own sales force, domestic and international distributors, original equipment manufacturers and other direct and indirect sales channels, it will not be able to generate meaningful product revenue. In addition, the Company’s ability to remain profitable will depend upon its ability to promote frequent use of the BIS system so that sales of its BIS sensors increase. The Company will not remain profitable if hospitals and anesthesia providers do not buy and use its BIS systems in sufficient quantities. Cases of awareness with recall during monitoring with the BIS system and significant product liability claims are among the factors that could limit market acceptance. There are other factors that could cause the Company’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Factors Affecting Future Operating Results” in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2004, as filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent the Company’s expectations and beliefs as of the date of this press release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this press release.

For further information regarding Aspect Medical Systems, Inc., visit the Aspect Medical Systems, Inc. website at www.aspectmedical.com

...FINANCIAL TABLES FOLLOW...

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	October 2, 2004	September 27, 2003	October 2, 2004	September 27, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$13,625	$11,189	$39,848	$32,025
Costs of revenue	3,245	2,761	9,287	8,027

Gross profit margin	10,380	8,428	30,561	23,998

% of revenue	76.2%	75.3%	76.7%	74.9%

Operating expenses:
Research and development	1,748	1,626	5,495	5,370
Sales and marketing	6,129	6,286	19,443	18,528
General and administrative	2,241	2,070	6,905	6,352

Total operating expenses	10,118	9,982	31,843	30,250

Income (loss) from operations	262	(1,554)	(1,282)	(6,252)
Interest income	285	215	715	702
Interest expense	(27)	(48)	(85)	(156)

Net income (loss)	$520	$(1,387)	$(652)	$(5,706)

Net income (loss) per share:
Basic	$0.03	$(0.07)	$(0.03)	$(0.29)
Diluted	$0.02	$(0.07)	$(0.03)	$(0.29)
Shares used in computing net income (loss) per share:
Basic	20,461	19,421	19,986	19,399
Diluted	22,433	19,421	19,986	19,399

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.

CONSOLIDATED REVENUE DATA

(In Thousands Except Unit Amounts)

	Three Months Ended			Nine Months Ended
	October 2,	September 27,		October 2,	September 27,
	2004	2003	% Change	2004	2003	% Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
REVENUE
WORLDWIDE
Sensors	$9,835	$7,520	31%	$28,681	$21,736	32%

Monitors	2,145	1,741	23%	6,523	5,013	30%
Modules	748	1,056	(29%)	2,094	2,592	(19%)
Other Equipment	897	872	3%	2,550	2,684	(5%)

Equipment	3,790	3,669	3%	11,167	10,289	9%

Total Worldwide	$13,625	$11,189	22%	$39,848	$32,025	24%

DOMESTIC
Sensors	$8,419	$6,786	24%	$24,824	$19,447	28%

Monitors	1,261	1,392	(9%)	4,036	3,623	11%
Modules	167	242	(31%)	434	502	(13%)
Other Equipment	630	800	(21%)	2,005	2,266	(12%)

Equipment	2,058	2,434	(15%)	6,475	6,391	1%

Total Domestic	$10,477	$9,220	14%	$31,299	$25,838	21%

INTERNATIONAL
Sensors	$1,416	$734	93%	$3,857	$2,289	68%

Monitors	884	349	153%	2,487	1,390	79%
Modules	581	814	(29%)	1,660	2,090	(21%)
Other Equipment	267	72	269%	545	418	31%

Equipment	1,732	1,235	40%	4,692	3,898	20%

Total International	$3,148	$1,969	60%	$8,549	$6,187	38%

UNITS
WORLDWIDE
Sensors	702,000	543,000	29%	2,048,000	1,609,000	27%
Monitors	436	342	27%	1,312	993	32%
Modules (a)	562	740	(24%)	1,456	1,758	(17%)
Installed Base (b)				22,395	18,652	20%

DOMESTIC
Sensors	536,000	459,000	17%	1,603,000	1,342,000	19%
Monitors	191	222	(14%)	613	575	7%
Modules (a)	122	202	(40%)	278	378	(26%)
Installed Base (b)				14,357	12,373	16%

INTERNATIONAL
Sensors	166,000	84,000	99%	445,000	267,000	67%
Monitors	245	120	104%	699	418	67%
Modules (a)	440	538	(18%)	1,178	1,380	(15%)
Installed Base (b)				8,038	6,279	28%

(a) Represents module shipments to OEM customers

(b) Includes end-user module placements by OEM customers

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	October 2,	December 31,
	2004	2003
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and investments (A)	$32,296	$31,162
Accounts receivable, net	6,535	5,773
Current portion of investment in sales-type leases	1,736	1,797
Inventory, net	1,997	1,515
Other current assets	1,291	1,147

Total current assets	43,855	41,394
Property and equipment, net	2,637	2,996
Long-term investments (A)	8,214	—
Long-term investment in sales-type leases	2,360	2,613
Other long-term assets	256	737

Total assets	$57,322	$47,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$404	$679
Accounts payable and accrued liabilities	8,675	9,060
Deferred revenue	1,059	975

Total current liabilities	10,138	10,714
Long-term portion of deferred revenue	4,921	5,533
Long-term debt	225	525
Stockholders’ equity	42,038	30,968

Total liabilities and stockholders’ equity	$57,322	$47,740

(A) Investments with maturities beyond twelve months are included in long-term investments.